Contact:	US Unwired Ed Moise, Investor Relations (337) 310-3500 ir@usunwired.com

US UNWIRED INC. ANNOUNCES 2004 ANNUAL GUIDANCE

Lake Charles, LA (May 17, 2004) — US Unwired Inc. (OTC Bulletin Board:UNWR) today announced the following guidance for the company, excluding its wholly-owned subsidiary, IWO Holdings for the 2004 calendar year:

Total Revenue: EBITDA: Capital Expenditures: Net Subscriber Additions:	$405 – $420 million $70 – $80 million $27 – $33 million 65,000 – 75,000

About US Unwired

US Unwired Inc., headquartered in Lake Charles, La., holds direct or indirect ownership interests in five PCS affiliates of Sprint: Louisiana Unwired, Texas Unwired, Georgia PCS, IWO Holdings and Gulf Coast Wireless. Through Louisiana Unwired, Texas Unwired, Georgia PCS and IWO Holdings, US Unwired is authorized to build, operate and manage wireless mobility communications network products and services under the Sprint brand name in 67 markets, currently serving over 650,000 PCS customers. US Unwired’s PCS territory includes portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee, Texas, Massachusetts, New Hampshire, New York, Pennsylvania, and Vermont. For more information on US Unwired and its products and services, visit the company’s web site at http://www.usunwired.com. US Unwired is traded on the OTC Bulletin Board under the symbol “UNWR”.

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